Exhibit 99.1

THT Heat Transfer Technology, Inc. Announces
Third Quarter 2012 Results

Third quarter 2012 sales revenue totaled US$12.5 million, exceeding guidance

SIPING, CHINA — November 14, 2012 — THT Heat Transfer Technology, Inc. (NASDAQ:THTI, “the Company”, or “THT”), a leading provider of heat exchangers and heat exchange solutions in China’s clean technology industry, today announced its unaudited financial results for the third quarter ended September 30, 2012.

Third Quarter 2012 Financial Highlights

  Sales revenue increased by 21.3% year-over-year to US$12.5 million. Sales revenue exceeded the Company’s previously announced guidance of US$10 million to US$12 million for the third quarter 2012.
  Gross profit increased by 14.9% year-over-year to US$5.2 million.
  Gross margin was 41.4%, compared to 43.8% for the third quarter 2011.
  Operating income increased by 325.7% year-over-year to US$0.8 million.
  Net income attributable to common stockholders increased by 312.7% year-over-year to US$0.5 million.
  Basic and fully diluted net income per share was US$0.02, compared with net income per share of US$0.01 for the third quarter 2011.

Chairman and Chief Executive Officer Guohong Zhao commented, “Against a backdrop of continuing global macroeconomic headwinds, moderating domestic economic activity and more conservative credit policies, we managed to deliver a steady financial performance in the third quarter with revenues exceeding our guidance. The market for plate heat exchanges and air-cooled heat exchangers remained challenging, with revenues in both segments decreasing on a year-over-year basis. However, this decrease was offset by robust growth in heat exchange units and shell-and-tube heat exchangers, continuing the trend from the preceding quarter and further demonstrating the success of our strategy to develop a more diversified and stable revenue base.

“While we are pleased with our progress in the quarter and are beginning to see some positive longer-term economic indicators, we expect that the challenging market conditions that we have faced over the past year will continue to impact demand in our end markets in the fourth quarter. As a result, we have taken a conservative view of our outlook and expect revenue in the fourth quarter to decline on a year-over-year basis. Nevertheless, we believe that our underlying business and our financial position remain sound, and that we have the right strategy in place to return us to a growth trajectory as and when the economy improves.”

Third Quarter 2012 Financial Results

Revenue
Sales revenue for the third quarter 2012 was US$12.5 million, a 21.3% increase from US$10.3 million during the same period in 2011, primarily due to increased sales revenue from heat exchange units and shell-and-tube heat exchangers. Sales volume of heat exchange products totaled 704 units in the third quarter 2012, an increase of 59 units from 645 units in the same period of 2011.

In terms of revenue breakdown for the third quarter 2012, sales revenue from heat exchange units increased by US$3.1 million, or 223.9%, to US$4.5 million from US$1.4 million in the same period of 2011, mainly due to the increased product demand in the heating industry. Sales revenue from shell-and-tube heat exchangers increased by US$1.4 million, or 178.6% year-over-year, to US$2.2 million from US$0.8 million. During the third quarter 2012, sales revenue from plate heat exchangers totaled US$4.4 million, a decrease of 5.1% compared with US$4.6 million in the third quarter 2011. In addition, sales revenue from air-cooled heat exchangers was US$0.1 million, an 87.9% decrease from US$1.1 million compared to the same period of 2011.

Cost of Sales
Cost of sales for the third quarter 2012 increased 26.3% year-over-year to US$7.3 million from US$5.8 million in the third quarter 2011, reflecting the increase in the Company’s sales revenue.

Gross Profit and Gross Margin
Gross profit increased 14.9% to US$5.2 million during the third quarter 2012, from US$4.5 million in the same period of 2011, mainly due to increased sales revenue. Gross margin was 41.4% for the third quarter 2012, compared with 43.8% during the year-earlier period, mainly due to an increase in labor costs and raw material costs.

Operating Expenses
Administrative expenses increased 44.8% to US$2.4 million in the third quarter 2012, from US$1.6 million for the same period of 2011, primarily due to an increase in allowance for doubtful accounts.

Research and development expenses decreased 13.6% year-over-year to US$0.3 million, from US$0.4 million in the third quarter 2011, mainly due to the fewer number of new products currently under development.

Selling expenses decreased 28.8% to US$1.6 million for the third quarter 2012, compared with US$2.3 million during the same period of 2011, mainly due to a decrease in travelling expenses incurred by the Company’s sales personnel.

This resulted in total operating expenses of US$4.3 million in the third quarter 2012, in line with US$4.3 million in the same period of 2011.

Other Income
Other income amounted to US$0.3 million in the third quarter 2012, a 354.1% increase from approximately US$0.1 million in the same period of 2011.

Income before Income Tax
Income before income tax was US$0.7 million in the third quarter 2012, compared with a loss before income taxes of approximately US$0.1 million in the same period of 2011.

Income Tax
Income tax increased 38.6% to US$123,732 in the third quarter 2012 from US$89,283 in the same period of 2011. The increase was mainly due to an increase in taxable income.

Net Income
Net income attributable to common shareholders was US$0.5 million in the third quarter 2012, a 312.7% increase compared with US$0.1 million in the same period in 2011.

Basic and fully diluted net income per share was US$0.02 in the third quarter 2012, compared with US$0.01 in the same period of 2011.

Liquidity
As of September 30, 2012, the Company had cash and cash equivalents of US$7.2 million and restricted cash of US$1.7 million. During the first nine months of 2012, there was a net cash outflow of US$0.1 million, compared with a net cash outflow of US$15.1 million in the same period of 2011.

Net cash used in operating activities was US$4.3 million for the first nine months of 2012, compared with US$14.2 million for the same period of 2011. Net cash used in operating activities during the first nine months of 2012 decreased compared to the same period in 2011, mainly attributable to the fact that collections from trade customers were relatively high in the 2012 period which was a result of installment payments being made by the Company’s customers, credit sales granted to customers decreasing as a result of decreased turnover, and other receivables prepayment and deposits decreasing due to reduced cash advances to staff and prepayment to trade suppliers for the nine month period ended in September 30, 2012.

Net cash used in investing activities was US$1.1 million for the first nine months of 2012, compared with US$5.6 million for the same period in 2011.

Net cash provided by financing activities was US$5.3 million for the first nine months of 2012, compared with net cash used in financing activities of US$4.4 million for the same period in 2011.

Fourth Quarter 2012 Guidance

THT expects to generate sales revenue in the range of US$11 million to US$13 million in the fourth quarter 2012, compared with US$19.2 million in the fourth quarter 2011. This represents the Company’s preliminary view, and is subject to change.

Recent Developments

The Company has received comments from the Securities and Exchange Commission on its accounting treatment of the Make Good Escrow Agreement (the “Make Good Agreement”) entered on November 2, 2010 in connection with the Company’s issuance of 4,453,500 shares to certain accredited investors for approximately $14,251,200. The Company is in the process of evaluating whether the treatment of the Make Good Agreement as liability would have had a material effect on the Company’s financial statements for the period between November 2, 2010 and February 2013 when the make good pledger eventually releases the make good shares to the investors.

Conference Call

THT senior management will host a conference call on Thursday, November 15, 2012 at 8:00 a.m. (Eastern) / 5:00 a.m. (Pacific) / 9:00 p.m. (Beijing / Hong Kong) to discuss the Company’s third quarter 2012 financial results and recent business activity. The conference call may be accessed by calling:

US Toll Free:	1-800-860-2442
International Toll:	+1-412-858-4600
Canada Toll Free:	1-866-605-3852
China (North) Toll Free:	10-800-712-2304
China (South) Toll Free:	10-800-120-2304
Hong Kong Toll Free:	800-962475
Passcode:	THT Heat Transfer Technology

A telephone replay will be available shortly after the call until November 26, 2012 by dialing the following numbers:

US Toll Free:	1-877-344-7529
International Toll:	+1-412-317-0088
Passcode:	10021145

A live webcast of the conference call and replay will be available on the investor relations page of THT’s website at http://www.tht.cn/ir.asp.

About THT Heat Transfer Technology, Inc.

Through its Chinese operating subsidiaries, THT Heat Transfer Technology, Inc. designs, manufactures and sells plate heat exchangers, shell-and-tube heat exchangers, heat exchanger units and other heat exchanger products with total heat exchange solutions. Heat exchangers play an integral part in helping customers improve energy efficiency. Used in a number of industries, THT’s products focus on energy conservation, emission reduction and other environmentally friendly applications. Its six major product categories are plate heat exchangers, shell-and-tube heat exchangers, air-cooled heat exchangers, weld plate heat exchangers, heat exchanger units and plate-and-shell heat exchangers. The Company also offers comprehensive heat exchange solutions.

THT’s in-house R&D capabilities enable it to deliver tailored products that better meet the changing demands of its customers. The Company has a strong record of delivering high-quality products and services to leading domestic and international customers. THT has completed over 3,000 projects and has provided heat exchange solutions to several Fortune 500 companies. The Company is headquartered in Siping City, Jilin Province, China. For more information, please visit the Company's website at www.tht.cn.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements". These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the risk factor sections of the Company's periodic reports that are filed with the Securities and Exchange Commission and are available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

The Company:
Mr. Jack Xiao
Investor Relations Manager
THT Heat Transfer Technology, Inc.
Tel:+86 (434) 326 6779
Email: IR@tht.cn

Investor Relations (Beijing):
Xiaoyan Su
Taylor Rafferty
Tel: +86 (10) 8588 6722
Email: tht@taylor-rafferty.com

Investor Relations (US):
Bryan Degnan
Taylor Rafferty
Tel: +1 (212) 889 4350
Email: tht@taylor-rafferty.com

- FINANCIAL TABLES FOLLOW -

THT Heat Transfer Technology, Inc.
Consolidated Balance Sheets
As of September 30, 2012 and December 31, 2011
(Stated in US Dollars thousands)

	September 30,2012	December 31,2011
	(Unaudited)	(Audited)

Assets
Current assets
Cash and cash equivalents	$7,234	$7,340
Restricted cash	1,653	1,726
Accounts receivable, net	34,089	33,573
Inventories, net	38,358	32,531
Other current assets	18,168	9,763
Total current assets	99,502	84,933
Long-term accounts receivable	735	1,184
Other non-current assets	14,018	13,693
Total assets	$114,255	$99,810

Liabilities
Current liabilities
Short-term bank loans	$22,438	$16,183
Other current liabilities	32,015	25,748
Total current liabilities	54,453	41,931
Long-term loan	1,895	2,828
Total liabilities	56,348	44,759
Total shareholders’ equity	58,398	55,616
Noncontrolling interests	(491)	(565)
Total liabilities and equity	$114,255	$99,810

THT Heat Transfer Technology, Inc.
Unaudited Consolidated Statements of Income
(Stated in US Dollars thousands, except earnings per share)

	Three months ended September 30,
	2012	2011

Sales revenue	$12,508	$10,310
Cost of sales	(7,326)	(5,799)
Gross profit	5,182	4,511
Operating expenses
Administrative expenses	2,383	1,646
Research and development expenses	315	365
Selling expenses	1,637	2,301
Total operating expenses	4,335	4,312
Operating income	847	199
Interest income	7	11
Other income	283	62
Finance costs	(475)	(361)
Income (loss) before income taxes	662	(89)
Income taxes	(124)	(89)
Net income (loss) before noncontrolling interests	538	(178)
Net (income) loss attributable to noncontrolling interest	(34)	300
Net income attributable to the equity stockholders	$504	$122

Earnings per share attributable to THT Heat Transfer Technology, Inc. common stockholders	$0.02	$0.01

Weighted average number of shares outstanding
- Basic and diluted	20,453,500	20,453,500

THT Heat Transfer Technology, Inc.
Unaudited Consolidated Statements of Cash Flows
For the nine months ended September 30, 2012 and 2011
(Stated in US Dollars thousands)

	Nine months ended September 30,
	2012	2011
Net cash used in operating activities	$(4,338)	$(14,163)
Net cash used in investing activities	(1,121)	(5,587)
Net cash provided for financing activities	5,311	4,362
Effect of exchange rate changes on cash and cash equivalents	42	254
Net decrease in cash and cash equivalents	(106)	(15,134)
Cash and cash equivalents at beginning of the period	7,340	18,438
Cash and cash equivalents at end of the period	$7,234	$3,304